Exhibit 99.2

Zura Bio Reports Business Updates and Outlook for 2026

•	2026 begins as a transformative year for Zura with potential clinical validation of tibulizumab as a groundbreaking therapy in hidradenitis suppurativa (HS)

•	Expanded Phase 2 TibuSHIELD trial in HS expected to deliver topline data in the fourth quarter of 2026

•	Zura maintains a strong financial position with cash expected to fund planned operations through 2027, beyond the data readouts in both HS and systemic sclerosis (SSc)

HENDERSON, Nev. – (BUSINESS WIRE) – January 12, 2026 – Zura Bio Limited (Nasdaq: ZURA) (“Zura”), a clinical-stage biotechnology company developing novel and differentiated medicines to meaningfully improve the lives of patients with serious and debilitating autoimmune and inflammatory diseases, today reported business updates and updated its outlook for 2026.

“We are excited to enter 2026, as we get closer to two potentially transformative readouts over the next 18 months for tibulizumab, starting with anticipated data from our TibuSHIELD study in patients with hidradenitis suppurativa in the fourth quarter of this year,” said Kim Davis, interim Chief Executive Officer and Chief Operating Officer at Zura. “We believe tibulizumab could be a paradigm shift in addressing the unmet needs of patients suffering from complex and debilitating immune disorders.”

Tibulizumab is the first and currently only in-class bispecific antibody designed to target the IL-17 and BAFF pathways. Both pathways are known to be involved in the pathogenesis of HS and SSc, with both pathways having already achieved clinical validation in HS. Zura believes this unique molecule and dual-pathway approach could address complex autoimmune diseases where multiple pathways are activated and involved in disease pathogenesis.

“Tibulizumab is among the most advanced bispecific antibodies in development for autoimmune diseases and has the potential to break through the efficacy seen with single pathway inhibitors,” said Kiran Nistala, Chief Medical Officer. “We have strengthened our clinical programs in order to generate high-quality, robust data that we believe will maximize our ability to showcase the clinical benefits of this unique molecule.”

Anticipated Clinical Trial Readouts

For HS, the Phase 2 TibuSHIELD study continues to enroll well, with actual enrollment tracking ahead of initial projections. Given the faster-than-expected enrollment and to improve the study’s power, Zura is expanding enrollment in the TibuSHIELD study to 225 participants (up from 180 participants previously). Zura is now anticipating topline data for TibuSHIELD in the fourth quarter of 2026.

For SSc, enrollment is ongoing in the Phase 2 TibuSURE study. Based on the initial rate of enrollment observed in the study, Zura now expects to report topline data in the first half of 2027.

Cash Guidance

Zura begins 2026 with cash and cash equivalents anticipated to be sufficient to support planned corporate and clinical operations through 2027, beyond the anticipated data readouts in both HS and SSc.

ABOUT ZURA BIO

Zura is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet need. The Company’s pipeline includes product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura’s lead product candidate, tibulizumab (ZB-106), is being evaluated in two Phase 2 clinical studies in adults: TibuSHIELD, a study in hidradenitis suppurativa (HS), and TibuSURE, a study in systemic sclerosis (SSc). Additional product candidates crebankitug (ZB-168) and torudokimab (ZB-880) have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe,” “designed to,” “expect,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on Zura’s current beliefs and expectations. These forward- looking statements include expectations regarding the development and potential therapeutic benefits of Zura’s product candidates; the timing of initiation, progress and results of Zura’s current and future clinical trials, including reporting of data therefrom; the timing and potential to expand Zura’s product candidates into additional indications; the sufficiency of Zura’s cash resources and projected cash runway; and any other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Zura’s current or future product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Zura’s current or future product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Zura’s current or future product candidates; the risk that modeling data indicating therapeutic potential, or clinical evidence from other drug candidates, will not be replicated in ongoing or future studies or clinical trials involving Zura’s current or future product candidates; the risk that Zura’s current or future product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Zura anticipates; risks regarding the accuracy of Zura’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; unexpected litigation or other disputes; the impacts of macroeconomic conditions on Zura’s business, clinical trials and financial position; and other risks and uncertainties that are described in Zura’s Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented by its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, and other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Zura as of the date hereof, and Zura assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

Megan K. Weinshank

Head of Corporate Affairs

ir@zurabio.com